Exhibit 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Third Quarter Results
— Year-to-date Revenues Grow 44% Over Prior Year —
— Company Announces Key Hires and Acquisition of Cost Data —
     Golden, Colo. (November 2, 2005) — Health Grades, Inc. (NASDAQ: HGRD), the leading healthcare ratings company, today reported financial results for the third quarter ended September 30, 2005.
•	Total revenues for the quarter increased 45% to approximately $5.3 million from $3.7 million in the third quarter of 2004. For the quarter ended September 30, 2005, the company derived approximately 71% of revenues from sales of marketing and quality assessment and improvement products and 29% from sales of quality information to employers, benefits consulting firms, consumers and others compared to 75% and 25%, respectively, for the same period of 2004. Sales of HealthGrades’ marketing and quality assessment and improvement products to hospitals accounted for approximately $1.0 million or 63% of the increase in revenue; and sales of its quality information to employers, benefits consulting firms, consumers and others accounted for approximately $0.6 million or 37% of the increase.

•	Total revenues for the nine months ended September 30, 2005 increased 44% to approximately $14.9 million from $10.4 million for the first nine months of 2004.

•	Income from operations was approximately $1.3 million for the third quarter of 2005, an increase of approximately $908,000 or 207% from approximately $438,000 in the same period of 2004. Operating income for the nine months ended September 30, 2005 was $2.7 million, an increase of $1.4 million or 115% from the nine months ended September 30, 2004.

•	Net income for the third quarter of 2005 was approximately $867,000 or $0.02 per diluted share, compared to approximately $443,000 or $0.01 per diluted share, for the same period of 2004. Net income for the nine months ended September 30, 2005 was $3.3 million or $0.10 per diluted share, compared to $1.2 million or $0.04 per diluted share for the same period of 2004. Net income for the nine months ended September 30, 2005 includes the elimination, during the second quarter of 2005, of a valuation allowance for deferred tax assets of approximately $1.5 million. The valuation allowance is described in the HealthGrades Annual Report on Form 10-K for the year ended December 31, 2004. The previously recorded valuation allowance resulted from the uncertainty regarding the ability of the company to realize the benefits of the related deferred tax asset. Based upon the criteria set forth in the HealthGrades’ Annual Report on Form 10-K, the valuation allowance was eliminated during the second quarter of 2005. Third quarter net income reflects a tax rate of 38%, and the company anticipates that it will incur income tax expense at a rate of between 37-39% for the remainder of 2005.
Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, “We are pleased with our strong growth in operating margin. In the third quarter of 2005 our income from operations was approximately 25% of total revenue compared to 12% for the third quarter of 2004. We have achieved this result by realizing economies of scale as our revenues increase and by controlling costs.”
“We continue to strengthen our position as the leading healthcare ratings company,” Mr. Hicks continued. “As consumers bear an ever larger portion of their own healthcare costs, they are demanding price as well as quality information, preferably from independent, objective sources. To address this emerging need, we entered into an agreement in September that gives us access to the largest healthcare cost database in the industry. Initially, we will focus on cultivating this normative cost data into market pricing information related to many of the procedures and physician specialties for which we currently provide quality information. We also plan to begin adding this cost data to our quality ratings for employers, health plans and consumers in early 2006. This will enable our end-user consumers not only to make better informed decisions on the quality of an institution, but also give them tools to plan for the anticipated cost.”
As noted previously, the company had been actively searching for an officer to take charge of its employer and health plan business. In October, Nancy Brock joined HealthGrades as its Senior Vice President — Employers and Health Plan Services. Nancy comes to HealthGrades with a great deal of experience, previously serving as a Senior Vice President, Sales for Lumenos, an administrator of consumer-oriented, employer-sponsored health plans, including health savings and health incentive accounts, and a provider of healthcare information for plan participants. HealthGrades also hired an individual to direct its e-commerce efforts, including optimizing conversion of paying consumers on the HealthGrades’ website, physician online marketing and other initiatives.
HealthGrades previously forecasted 2005 annual revenue growth of between 45-55% over 2004 and net income, of $0.10 to $0.13 per common share on a diluted basis. The company anticipates that it will complete the year at the low end of its range with respect to revenue growth and at the high end of its range with respect to net income per common share. As noted previously and factored into the original forecast, operating results in 2005 have been enhanced by the company’s ability to utilize net operating loss carryforwards from prior years, which significantly reduced the effective income tax rate.

As previously announced, HealthGrades will hold a conference call to discuss third quarter financial results today, at 9:00 a.m. Mountain Time/11:00 a.m. Eastern Time. If you would like to participate, please dial 800-661-2563 ten minutes before the scheduled start time. The conference call confirmation number is 13077386, the host name is Allen Dodge, and the Company is HealthGrades. The telephone replay will be available beginning one hour after the conclusion of the teleconference at 888-843-8996, passcode 13077386, and will remain available for replay until December 2, 2005.

HEALTH GRADES, INC.
Condensed Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Ratings and advisory revenue	$5,334,279	$3,673,293	$14,902,955	$10,391,030
Other	6,375	286	13,314	1,403

	5,340,654	3,673,579	14,916,269	10,392,433

Expenses:
Cost of ratings and advisory revenue	780,949	650,932	2,303,706	1,861,238

Gross margin	4,559,705	3,022,647	12,612,563	8,531,195

Operating expenses:
Sales and marketing	1,331,590	1,296,566	3,947,345	3,541,015
Product development	766,611	481,819	2,284,569	1,392,501
General and administrative	1,115,081	805,894	3,678,953	2,340,317

Income from operations	1,346,423	438,368	2,701,696	1,257,362

Other:
Gain on sale of assets and other	—	—	1,405	—
Interest income	58,394	4,351	113,141	9,434
Interest expense	(588)	—	(662)	—

Income before income taxes	1,404,229	442,719	2,815,580	1,266,796
Income tax (expense) benefit	(537,447)	—	513,570	—

Net income	$866,782	$442,719	$3,329,150	$1,266,796

Net income per common share (basic)	$0.03	$0.02	$0.12	$0.05

Weighted average number of common shares used in computation (basic)	27,504,864	25,110,477	26,797,178	24,992,570

Net income per common share (diluted)	$0.02	$0.01	$0.10	$0.04

Weighted average number of common shares used in computation (diluted)	35,032,559	33,192,577	34,817,375	32,762,065

HEALTH GRADES, INC.
Condensed Balance Sheets
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,
	2005	2004
ASSETS
Cash and cash equivalents	$6,786,267	$6,153,862
Short-term investments	2,273,273	—
Accounts receivable, net	4,147,654	3,034,375
Prepaid expenses and other	413,442	253,839
Deferred income taxes	1,261,961	—

Total current assets	14,882,597	9,442,076

Property and equipment, net	1,291,251	382,870
Intangible assets, net	193,411	—
Goodwill	3,106,181	3,106,181
Deferred income taxes	30,435	—

Total assets	$19,503,875	$12,931,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$34,290	$44,035
Accrued payroll, incentive compensation and related expenses	1,351,360	1,178,581
Accrued expenses	328,915	322,777
Current portion of capital lease obligations	1,290	—
Current portion of deferred rent	58,118	—
Deferred income	9,093,971	7,729,195
Income taxes payable	—	71,298

Total current liabilities	10,867,944	9,345,886

Long-term portion of capital lease obligations	5,589	—
Long-term portion of deferred rent	330,683	—

Total liabilities	11,204,216	9,345,886

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 47,147,474 and 44,880,176 shares issued in 2005 and 2004, respectively	47,147	44,880
Additional paid-in capital	91,477,409	90,094,408
Accumulated deficit	(69,457,317)	(72,786,467)
Treasury stock, 19,563,390 shares	(13,767,580)	(13,767,580)

Total stockholders’ equity	8,299,659	3,585,241

Total liabilities and stockholders’ equity	$19,503,875	$12,931,127

About HealthGrades
HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including statements relating to our plan to add cost data to our quality ratings in early 2005 and forecasted 2005 annual revenue growth and net income per common share on a diluted basis. Actual results may differ materially from those described in such forward-looking statements due to several factors, including difficulties in integrating the newly acquired cost data with our quality ratings in a timely manner or slower than anticipated rate of growth or a contraction in our operations due to, among other things, competition or longer than anticipated sales cycle and other factors described in the Company’s filings with the Securities and Exchange Commission. We do not undertake to update our forward-looking statements.